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                                                                     EXHIBIT 5.1

                  [Letterhead of Jones, Day, Reavis & Pogue]



                                  June 8, 1998



Sterling Software, Inc.
300 Crescent Court
Suite 1200
Dallas, Texas  75201


          Re:  Registration of 942,813 Shares of Common Stock
               ----------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Sterling Software, Inc., a Delaware corporation ("Sterling Software"), in connection with the issuance of up to 942,813 shares (the "Shares") of common stock, par value $.10 per share, of Sterling Software in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 27, 1998 (the "Merger Agreement"), among Sterling Software, Sterling Software (Connecticut), Inc., a Connecticut corporation, and Mystech Associates, Inc., a Connecticut corporation.

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are authorized and, when the Registration Statement on Form S-4 (Registration Statement No. 333-53747) (the "Registration Statement") filed by Sterling Software to effect registration of the Shares under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange Commission and the Shares have been issued and delivered as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

          In rendering this opinion, we have (i) assumed (a) that the Merger Agreement and each other agreement or instrument (collectively, the "Agreements") pursuant to which any of the Shares are to be issued will at the time of such issuance constitute valid, binding and enforceable obligations of such parties, (b) that the parties to the Agreements will comply with the provisions thereof, (c) that the consideration to be received by Sterling Software in respect of each Share issued pursuant to the Agreements will have a value no less than the par value of such Share, (d) that the resolutions of the Executive Committee of Sterling Software's Board of Directors authorizing Sterling Software to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (e) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) relied, as
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Sterling Software, Inc.

June 8, 1998
Page 2


to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the parties to the Agreements.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Jones, Day, Reavis & Pogue

                                    Jones, Day, Reavis & Pogue